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FOR IMMEDIATE RELEASE

           BRITISH AEROSPACE TO ACQUIRE BALANCE OF REFLECTONE, INC.

TAMPA, FL; February 13, 1997.   British Aerospace Holdings, Inc. ("British
Aerospace") and Reflectone, Inc. ("Reflectone") announced that British Aerospace and the Directors of Reflectone, based upon the recommendation of a special independent committee of such Directors, have signed a Merger Agreement providing for the acquisition of the common stock of Reflectone not currently owned by British Aerospace at a price of $24 in cash per Reflectone share. This transaction is subject to, among other things, approval by the shareholders of Reflectone and regulatory agencies.

British Aerospace currently owns approximately 48% of Reflectone's outstanding common stock (approximately 57% on a fully diluted basis).

Richard D. Lapthorne, Group Finance Director of British Aerospace plc, said that he is pleased that an agreement has been reached as "it rationalizes our investment in Reflectone--and integrates fully the operations of the company into the training business of British Aerospace. Previously we provided the majority of financial support, but had a significantly lower economic return." Richard G. Snyder, President and Chief Executive Officer of Reflectone, said that management supports this transaction as being in the best interests of Reflectone shareholders, employees, customers, and other constituents.

Reflectone is a Florida corporation whose business involves the design, manufacture, and sale of flight simulators, weapons systems trainers, tactical air defense trainers, maintenance trainers, part-task trainers, and other sophisticated training devices for U.S. Government, commercial, and international customers, as well as simulation-based entertainment devices for the entertainment industry.

British Aerospace Holdings, Inc. is a wholly-owned subsidiary of British Aerospace plc. British Aerospace plc is the U.K.'s largest military and civil aircraft manufacturer and is involved in the design, development, manufacture, and sale of both military and commercial aerospace products and associated services. British Aerospace plc is also engaged in the design and manufacture of armaments and guided weapons and other activities. British Aerospace plc is organized into three principal sectors: Defense, Commercial Aerospace, and Property, and in 1995 posted revenues of 5.7 billion pound sterling, and pre-tax profits of 330 million pound sterling.


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For More Information Contact: Richard G. Snyder, President & CEO
                              Reflectone, Inc.
                              (813) 887-1500 or snyder@reflectone.com
                                        -or-
                              Andy L. Wrathall, Corporate Communications Dept. British Aerospace plc
                              011 44 1252 373232







































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